EXHIBIT 99.4

Stock Pledge Agreement, dated March 1, 2005 by and among Servicios Directivos Servia, S.A. de C.V. Jose F. Serrano Segovia, Javier Segovia Serrano, Ixe Banco S.A., Institucion de Banca Multiple, Ixe Grupo Financiero and Ixe, Casa de Bolsa, S.A. de C.V., Ixe Grupo Financiero

Pursuant to this agreement, 6,566,203 Series A Shares of Grupo TMM, S.A. were pledged by Jose F. Serrano Segovia and Ramon Serrano Segovia to Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero to secure a loan to Servicios Directivos Servia, S.A. de C.V. in the aggregate amount of US$7.0 million.